EXHIBIT 2.11

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) made as of this 26th day of April, 2022 (the “Effective Date”), by and between W.S. BADCOCK CORPORATION, a Florida corporation having an address at 200 NW Phosphate Boulevard, Mulberry, Florida 33860 (“Seller”), and CAI INVESTMENTS SUB SERIES 100, LLC, a Nevada limited liability company having an address at 9325 W. Sahara Avenue, Las Vegas, Nevada 89117 (“Purchaser”).

RECITALS:

WHEREAS, Seller is the fee owner of those certain plots, pieces or parcels of land commonly known by the addresses set forth on Exhibit C attached hereto and more particularly described on Exhibit A attached hereto (individually or collectively, the “Land”), and on which Seller operates its business (individually or collectively, the “Business”); and

WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the Property (as hereinafter defined), subject to the terms and conditions of this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party hereto, and intending to be legally bound hereby, Seller and Purchaser agree as follows:

1.Sale and Purchase.
1.1    Property. Seller hereby agrees to sell and convey to Purchaser and Purchaser hereby agrees to purchase from Seller, upon and subject to the terms and conditions hereinafter set forth, (a) the Land; (b) all buildings and improvements currently located on the Land (collectively, the “Improvements”); (c) all plans, specifications and studies pertaining to the Land, in Seller’s possession or under its control; (d) all mineral, oil and gas rights, water rights, sewer rights and other utility rights allocated to Seller with respect to the Land; (e) any and all leases and rental agreements relating to the Land, including, without limitation, all rent, prepaid rent, security deposits and other payments and deposits (other than the Subleases (as hereinafter defined) and all rent, prepaid rent, security deposits and other payments and deposits with respect to the Subleases); and (f) all appurtenances, easements, licenses, privileges and other property interests belonging to Seller with respect to the Land, free and clear of any liens, encumbrances, claims or security interests, other than as appearing on any Title Report and/or Survey, all Permitted Encumbrances (as such term is defined in Section 4.1), but expressly excluding all right, title and interest of Seller and Currents and Cooling, Inc., a Florida corporation (“Subtenant”), if any, in and to all fixtures, equipment and personal property (regardless of whether attached or appurtenant to the Land or the Improvements and regardless of whether used in connection with the operation of the Business) and/or as otherwise disclosed herein (collectively, the “Property”).

1.2    All or Nothing Purchase and Sale. Purchaser and Seller acknowledge and agree that the individual Properties shall be sold together as a package. Except as expressly set forth herein, any rights of Purchaser contained herein to terminate this Agreement shall require termination of the entire Agreement and shall not be construed as giving Purchaser the right to exclude, or terminate only as to, one (1) or more of the individual Properties.

2.     Purchase Price.
2.1    The purchase price to be paid by Purchaser to Seller for the Property (the “Purchase Price”) is EIGHTEEN MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($18,500,000.00), subject to adjustment as otherwise provided under this Agreement. The Purchase Price shall be paid by Purchaser as follows:

2.1.1    No later than three (3) Business Days following the Effective Date, and as a condition to the effectiveness hereof (TIME BEING OF THE ESSENCE with respect to such date), Purchaser shall deliver to First American Title Insurance Company, 5201 Blue Lagoon Drive, Suite 974, Miami, Florida 33126, Attention: Vanessa Abreu, Esq., Email: vabreu@firstam.com (“Escrow Agent”) an amount equal to TWO hundred thousand AND NO/100 DOLLARS ($200,000.00) (together with any interest earned thereon, the “Initial Deposit”) by wire transfer of immediately available funds, to be held in escrow in accordance with Article 19;

2.1.2    In the event Purchaser does not terminate this Agreement on or before the Due Diligence Date (as hereinafter defined) in accordance with the terms hereof, no later than three (3) Business Days following the Due Diligence Date (TIME BEING OF THE ESSENCE with respect to such date), Purchaser shall deliver to Escrow Agent an additional deposit in the amount of THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($300,000.00) (together with any interest thereon, the “Additional Deposit”, and collectively with the Initial Deposit, the “Deposit”) by wire transfer of immediately available funds, to be held in escrow in accordance with Article 19; and

2.1.3    Purchaser shall, on or before 12:00 p.m. (Eastern Time) on the Closing Date, deliver to Escrow Agent by wire transfer of immediately available funds an amount equal to (i) the Purchase Price as apportioned, adjusted and prorated pursuant to Article 7 or as otherwise provided under this Agreement less (ii) the amount of the Deposit plus (iii) any other amounts required to be paid by Purchaser at the Closing.

2.2    On the day after the Due Diligence Date, the Deposit shall become non-refundable; provided, however, that the Deposit shall be refundable to Purchaser if Purchaser terminates this Agreement in accordance with the provisions of this Agreement which expressly provide for the return of the Deposit to Purchaser upon such termination. In any instance where the Deposit is to be returned to Purchaser, Purchaser shall be entitled to a refund of only so much of the Deposit that has been delivered to Escrow Agent pursuant to the terms of this Agreement.

2.3    At the Closing, Escrow Agent shall disburse the Purchase Price apportioned, adjusted and prorated to reflect closing costs, prorations and other adjustments made pursuant to Article 7 to Seller as Seller may direct or in accordance with a closing statement prepared and approved by Seller and Purchaser.

2.4    Seller and Purchaser mutually agree that one hundred percent (100%) of the Purchase Price is attributable to the real property.

3.    Leaseback.

3.1    Purchaser and Seller shall enter into a lease agreement with respect to each individual Property substantially on the form attached hereto as Exhibit B, pursuant to which Purchaser shall, from and after the Closing Date, lease each individual Property to Seller, at the rent and pursuant to the terms and conditions contained therein (each, a “Lease” and collectively, the “Leases”). The initial rent amounts of the Leases are set forth on Exhibit C attached hereto. With respect to each Lease, Franchise Group, Inc., a Delaware corporation (“Guarantor”), shall enter into a lease guaranty in form and substance reasonably acceptable to Seller, Purchaser, and Guarantor (each, a “Guaranty”).

4.    State of Title of Property and Violations.

4.1    Permitted Encumbrances. The Property is being sold and is to be conveyed subject only to the matters described in Sections 4.1.1 through 4.1.8 and Section 4.2 (collectively, the “Permitted Encumbrances”):

4.1.1    Any and all present and future zoning restrictions, regulations, requirements, laws, ordinances, resolutions and orders applicable to the Property, and all other laws, requirements, orders, rules, or regulations, now or hereafter in effect, of any governmental or quasi-governmental authority, department or agency having jurisdiction over the Property or any part thereof.

4.1.2    The state of facts shown on the Surveys and any state of facts a current and accurate survey of the Property would show.

4.1.3    Real estate taxes and assessments for the fiscal year in which the Closing occurs.

4.1.4    Rights and easements of utility companies to lay, install, maintain or operate wires, lines, cables, pipes, holes, boxes and other fixtures, facilities or equipment in, over and upon the Property or any portion thereof.

4.1.5    Any exceptions caused by Purchaser, its agents, representatives or employees.

4.1.6    Such matters as Escrow Agent shall be willing without any additional premium to omit as exceptions to coverage.

4.1.7    Such matters that are not timely objected to in accordance with Section 5.2.1, but expressly excluding Required Title Clearance Items (as hereinafter defined) which will in no event be Permitted Encumbrances.

4.1.8    The liens or encumbrances listed on, and/or disclosed by, the Title Reports, other than any matters Seller is expressly obligated to have removed pursuant to Article 5 below.

4.2    Violation Objections and Termination Rights.

4.2.1    The Property is being sold and is to be conveyed subject to all notes or notices of violation of law or municipal ordinances, orders or requirements noted in or issued by or any federal, state, county or municipal department having jurisdiction affecting or against the Property, subject to Seller’s express representations contained in this Agreement.

5.    Title Insurance and Ability of Seller to Convey.

5.1    Purchaser acknowledges receipt prior to the Effective Date of certain commitments (collectively, the “Title Reports”) to issue owner’s policies of title insurance with respect to the Property from Escrow Agent bearing the commitment numbers set forth on Exhibit C attached hereto. On the Closing Date, Purchaser will purchase (at Seller’s expense) from Escrow Agent owner’s title insurance policies for the Property insuring Purchaser in the amount of the Purchase Price. Purchaser acknowledges receipt prior to the Effective Date of certain ALTA surveys of the Property performed by a registered surveyor and as further described on Exhibit C attached hereto, which shall be certified to Purchaser, Seller, Escrow Agent, and any other party required by Purchaser (collectively, the “Surveys”); it being understood that obtaining a Survey shall not constitute a condition to, or delay, the Closing. Purchaser will deliver a copy of any updated Title Report and any updated Survey to Seller and Escrow Agent promptly after Purchaser’s receipt thereof. Except as otherwise specifically provided in Section 5.2 and Section 5.3, Seller shall not be obligated to incur any expense, or to bring any action or proceeding, to remove any exceptions or objections to title or to render title to the Property marketable and/or indefeasible and shall not be obligated to grant an abatement in the Purchase Price with respect to any such exception or objection. Nothing herein contained shall be construed to limit Purchaser’s right to specific performance in the event of Seller’s willful default hereunder. Seller shall have the right, but not the obligation, to a reasonable adjournment or adjournments of the Closing to remove any defect in or objection to title disclosed on or prior to the Closing Date in any Title Report and/or Survey, any update to any Title Report and/or Survey, or otherwise which does not constitute a Permitted Encumbrance (including, but not limited to, any Required Title Clearance Item (as such term is defined in Section 5.2.1)). Purchaser acknowledges and agrees that Seller makes no representation or warranty regarding the condition of title to the Land or the Improvements.

5.2    Title Objections and Termination Rights.

5.2.1    Subject to Section 5.4, to the extent the same affects the Property, Seller shall eliminate any mortgage or deed of trust, regardless of amount, executed by Seller and other monetary liens caused by or through Seller and affecting the Property not exceeding FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) (the “Title Cure Cap”) (the “Required Title Clearance Items”). If the Property becomes subject after the Effective Date but prior to the Closing Date to one or more liens or encumbrances that do not constitute Permitted Encumbrances or Required Title Clearance Items (any such lien or encumbrance, individually or collectively, a “Title Objection Matter”), then Purchaser shall furnish Seller with a written statement of objections, if any, to any such Title Objection Matter within two (2) Business Days of becoming aware of any individual Title Objection Matter (TIME BEING OF THE ESSENCE with respect to such date).

5.2.2    To the extent all such Title Objection Matters may be removed and/or cured solely by the payment of a sum of money not exceeding the Title Cure Cap, Seller shall remove and/or cure the same. To the extent such Title Objection Matters may not be removed and/or cured solely by payment of a sum of money not exceeding the Title Cure Cap or the cost to remove and/or cure such Title Objection Matters exceeds the Title Cure Cap, Seller shall have the option (each of the foregoing, “Seller’s Cure Options”) to elect to (x) remove and/or cure the same at its sole cost and expense, or (y) elect not to take any action (“No-Action Election”), in which case Purchaser may make a Purchaser Title Election (as such term is defined in Section 5.2.3). Seller shall have the right to elect any of Seller’s Cure Options as Seller becomes aware of Title Objection Matters, but shall have the right to alter or amend its election as Seller becomes aware of additional Title Objection Matters. Seller shall have the right to a reasonable adjournment or adjournments of the Closing Date in order to make such election. If Seller fails to deliver notice of a Seller Cure Option in accordance with and pursuant to the terms of this Section 5.2.2, Seller shall be deemed to have made a No-Action Election.

5.2.3    Provided that Seller elects the No-Action Election or is deemed to have made a No-Action Election, Purchaser shall have the right to provide Seller notice of Purchaser’s intent to terminate this Agreement (the “Purchaser Title Election”) only to the extent that a Title Objection Matter will cost in excess of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) to remove and/or remedy. Purchaser shall make the Purchaser Title Election (if at all) by written notice to Seller delivered (i) on or before the second (2nd) Business Day after delivery of Seller’s notice electing the No-Action Election, or (ii) on or before the Closing Date if Seller’s notice electing the No-Action Election is delivered one (1) Business Day prior to the Closing Date or on the Closing Date.

5.2.4    If Purchaser affirmatively elects not to make the Purchaser Title Election or fails to deliver notice of making the Purchaser Title Election in accordance with and pursuant to the terms of Section 5.2.3, Purchaser shall be deemed to have failed to make the Purchaser Title Election, and Purchaser shall be required, subject to the terms and conditions of this Agreement, to close on the transactions contemplated pursuant to this Agreement and accept title subject to the Title Objection Matter(s) without any reduction or credit to the Purchase Price, except Seller will remain obligated, subject to the terms and conditions of this Agreement, to satisfy all Required Title Clearance Items. If Purchaser makes the Purchaser Title Election, Purchaser shall be entitled to the return of the Deposit, this Agreement shall be null and void, and the parties hereto shall be relieved of all further obligation and liability hereunder, except with respect to such terms that expressly survive termination pursuant to the terms hereof.

5.3    If Seller shall so request, Purchaser will allow Seller to pay from the balance of the Purchase Price as much thereof as may be necessary to satisfy any lien or encumbrance which Seller is obligated or elects to cure hereunder.

5.4    At the Closing, subject to the provisions of this Article 5, Seller shall convey to Purchaser fee simple title to the Property free of all liens and encumbrances other than the Permitted Encumbrances.

6.    Diligence.

6.1    Deliveries by Seller. Prior to the Effective Date, Purchaser received an offering package with respect to the Property and/or was granted access to Property-related materials, including those certain agreements, documents, reports, and other written material and instruments more particularly set forth on Exhibit E attached hereto (collectively, the “Offering Package”). If not already provided to Purchaser prior to the Effective Date, Seller shall deliver or make available, or cause to be delivered or made available, to Purchaser for inspection, any additional documents, information and/or reports reasonably requested by Purchaser which are in the actual possession or control of Seller (together with the Offering Package, all documents, reports, and materials delivered to Purchaser by or on behalf of Seller or otherwise actually reviewed by Purchaser, the “Due Diligence Materials”), including, without limitation, the items listed on Exhibit E-1, which are hereby requested by Purchaser and shall be provided by Seller within ten (10) days following the Effective Date. The Due Diligence Materials do not (and are not required to) include any documentation or information which Seller must keep confidential, or any items which are protected by any attorney-client privilege. It is expressly agreed and understood that none of Seller nor its representatives shall be required to create any report or statement for Purchaser that is not created in the ordinary course of owning or operating the Property.

6.2    No Representations Regarding Due Diligence Materials. By making available to or furnishing Purchaser with the Due Diligence Materials, Seller does not make any warranty or representation with respect to the accuracy, completeness, conclusions or statements expressed in the Due Diligence Materials. Seller shall make available to or furnish Purchaser with any other existing written information, reports or updates of such Due Diligence Materials, to the extent in existence, within five (5) Business Days following reasonable request by Purchaser, but failure to deliver or make available same shall not in and of itself constitute a default hereunder, or otherwise constitute a failure of a condition to the Closing. Purchaser hereby waives any and all claims against Seller or any party that prepared or furnished the Due Diligence Materials arising out of any inaccuracy, incompleteness, conclusions or statements expressed in the Due Diligence Materials furnished or made available by Seller or any other party. The immediately preceding sentence of this Section 6.2 shall survive the Closing until the Survival Date (as such term is defined in Section 26.1) set forth in Section 26.1 or the termination of this Agreement.

6.3    Access to the Property.

6.3.1    Provided Purchaser has delivered evidence of Purchaser’s Liability Insurance (as hereinafter defined) to Seller and Seller has approved the same (which approval shall not be unreasonably withheld, conditioned or delayed), Seller will allow Purchaser and its employees, agents, prospective lenders, attorneys, contractors, and representatives (collectively, “Purchaser’s Representatives”), prior to the Due Diligence Date at reasonable times during normal business hours upon two (2) Business Days’ prior notice (but subject to the rights of Subtenant under the Subleases) and without material interruption of Seller’s management of the Property or interference with Subtenant, residents, occupants or employees at the Property, to enter upon the Property (i) for the purpose of updating Surveys, inspections, engineering studies, Phase I environmental assessments and any other non-invasive tests, structural examinations or studies which Purchaser may reasonably deem necessary, and (ii) to inspect the Property and, to the extent permitted by law, all books, records and accounts relating to the operation thereof (collectively, clauses (i) and (ii), the “Investigations”). Purchaser shall be solely responsible for all of the costs and expenses of any Investigations and shall conduct such Investigations in good faith and with due diligence. Notwithstanding the foregoing, Seller’s prior written consent (which consent may be granted or withheld in Seller’s sole and absolute discretion) shall be required for any Investigations which involve invasive or destructive testing of the Property (or any portion thereof and including, without limitation, any Phase II environmental assessments or boring of the Property in connection with an environmental audit or otherwise) or any alteration of the Property (or any portion thereof). In the event Seller does provide its consent to any such invasive testing or alteration, Purchaser shall promptly restore the Property to its condition immediately prior to, as applicable, such test or alteration. Purchaser shall (i) fully comply with all laws, rules and regulations applicable to Property and/or the Investigations and all other activities undertaken in connection therewith, (ii) not interfere with the use, occupancy, management, maintenance or operation of the Property (or any portion thereof) by Seller or Subtenant under that certain (i) Commercial Lease Agreement, dated as of October 1, 2021, between Subtenant and Seller, and (ii) Commercial Lease Agreement, dated as of October 1, 2021, between Subtenant and Seller (collectively, the “Subleases”) (or any of their respective agents, representatives, residents, occupants, guests, invitees, contractors, or employees), and (iii) schedule all such Investigations at Seller’s convenience and shall permit Seller to have a representative present during all Investigations undertaken hereunder. Purchaser hereby agrees to indemnify, defend and hold harmless Seller and each other Released Party (as such term is defined in Section 11.2) from and against any and all loss, cost, expense, damage, claim and liability (including, without limitation, reasonable attorneys’ fees and disbursements), suffered or incurred by Seller or any other Released Party and arising out of or in connection with (i) Purchaser and/or Purchaser’s Representatives entry upon the Property, (ii) any Investigations and other activities conducted with respect to the Property by Purchaser or Purchaser’s Representatives, and (iii) any liens or encumbrances filed or recorded against the Property as a consequence of any and all Investigations and other activities undertaken by Purchaser or Purchaser’s Representatives. Purchaser shall procure, prior to entry upon the Property, and maintain for at least one (1) year after the Effective Date commercial general liability insurance covering Purchaser on an occurrence, as opposed to claims made, basis and providing for an each occurrence limit of $1,000,000, personal & advertising injury limit of $1,000,000 resulting in a combined general aggregate limit of not less than $2,000,000 per occurrence with no deductible and an additional $5,000,000 in Umbrella/Excess limits issued by companies and in form and substance reasonably satisfactory to Seller (“Purchaser’s Liability Insurance”). All of Purchaser’s Liability Insurance shall be primary and not contributing with any insurance maintained by Seller to the extent of Purchaser’s indemnity contained in this Section 6.3.1. Seller shall be named as an additional insured under all of Purchaser’s Liability Insurance and Seller shall be given written notice at least thirty (30) days prior to cancellation, material amendment or reduction of any such coverage. The provisions of this Section 6.3.1 shall not in any way be deemed to amend the provisions of Article 11. The indemnity set forth in this Section 6.3.1 shall survive the Closing and/or the termination of this Agreement until the Survival Date set forth in Section 26.1.

6.3.2    Purchaser and/or Purchaser’s Representatives shall not contact, communicate or otherwise interfere with the normal conduct by Seller, Subtenant, or employees of the Property of their business at the Property.

6.4    Return of Information Upon Termination. If this Agreement is terminated by any party pursuant to the terms of this Agreement, then Purchaser shall return to Seller all Due Diligence Materials delivered to Purchaser and/or Purchaser’s Representatives as well as a copy of any and all reports studies, data, analysis and surveys that Purchaser and/or Purchaser’s Representatives discover, commission or generate in connection with or resulting from their due diligence activities on the Property (collectively, the “Information”). All of the Information shall be deemed confidential, and Purchaser acknowledges and agrees that the Information is subject to the confidentiality provisions of Section 22.1. Purchaser shall indemnify the Released Parties from and against any and all Claims (as such term is defined in Section 11.2) resulting from, arising out of or in connection with Purchaser’s and/or Purchaser’s Representatives’ breach of its obligations under this Section 6.4. The indemnity set forth in this Section 6.4 shall survive the Closing and/or the termination of this Agreement until the Survival Date set forth in Section 26.1.

6.5    Purchaser’s Unconditional Right to Terminate. Purchaser shall have the right to terminate this Agreement for any reason whatsoever by notifying Seller in writing of such termination on or before 11:59 p.m. (Eastern Time) on the date that is thirty (30) days following the Effective Date (the “Due Diligence Date”) (TIME BEING OF THE ESSENCE as to such time and date). If Purchaser duly terminates this Agreement in accordance with the foregoing provisions of this Section 6.5, this Agreement shall terminate, Purchaser shall be entitled to the return of the Deposit without the consent of Seller and the parties shall have no further liability to one another arising from this Agreement, except that the following provisions of this Agreement shall survive such termination and be enforceable by the parties after termination: namely, Sections 6.2, 6.3 (other than with respect to access to the Property), 6.4, this 6.5, 7.1, 19, 21.1, 22.1, and 23.1. If Purchaser does not duly terminate this Agreement in accordance with the foregoing provisions of this Section 6.5, or if Purchaser delivers written notice of its acceptance of the Property to Seller on or before 11:59 p.m. (Eastern Time) on the Due Diligence Date, Purchaser shall be obligated to consummate the transaction hereunder on the Closing Date and shall be deemed to have approved its due diligence investigation of the Property, including, without limitation, all laws, ordinances and regulations pertaining to the Property and all engineering, zoning and environmental matters pertaining to the Property. Prior to the Due Diligence Date, Purchaser shall within two (2) Business Days notify Seller of its discovery of any inaccuracy in any representation or warranty of Seller hereunder and Seller shall have the right, from time to time, until one (1) Business Day prior to the Due Diligence Date, to update any Exhibit attached hereto or modify any representation or warranty made by Seller herein by giving Purchaser written notice of any such update and/or modification prior to the Due Diligence Date (each, a “Seller’s Modification Notice”), without incurring any cost, expense, liability or obligation, and without the same constituting a breach or default under this Agreement; provided, however, in such event, Purchaser shall have the right to terminate this Agreement if such update has a material adverse effect on the transactions contemplated hereby, as determined by Purchaser in Purchaser’s reasonable judgment and, if the representation or warranty became inaccurate due to a Seller Control Event (as hereinafter defined), Purchaser shall (i) receive a return of the Deposit from Escrow Agent and (ii) recover all of the third-party, out-of-pocket, documented costs actually incurred by Purchaser in connection with the transactions contemplated hereby, not to exceed One Hundred Thousand and No/100 Dollars ($100,000.00). Purchaser agrees that, if Seller sends a Seller’s Modification Notice, the Exhibits attached hereto and/or representations and warranties contained herein shall be deemed modified to reflect the updates and/or modifications made thereto by Seller as of the last Seller’s Modification Notice.

7.    Expenses.

7.1    Each party shall pay its own costs and expenses in connection with the transactions contemplated hereby, including the fees and expenses of its attorneys, accountants, consultants and engineers. Seller shall pay (a) one-half (1/2) of the fees and costs due to Escrow Agent in connection with the transactions contemplated herein, (b) transfer taxes, documentary stamp taxes, recording taxes, and other taxes, fees, charges and expenses required to be paid in connection with the sale of the Property, (c) all due diligence expenses and charges, including, without limitation, any expenses and charges for engineering reports, appraisals, environmental reports, or property condition reports, obtained by, or on behalf of, Purchaser, in connection with the transactions contemplated herein, (d) all expenses of or related to the issuance of standard coverage for any ALTA owner’s title insurance policy, including any incremental costs for extended coverage, if applicable, and any endorsements thereto mutually agreed to by Purchaser and Seller, acting reasonably, that are permitted by state law and reasonably customary in similar commercial transactions in which the Property is located, (e) the cost of any Survey, (f) recording fees for recordation of the Deeds, and (g) the cost of releasing all liens, judgments and other encumbrances that are to be released of record (subject to the limitations set forth herein) and the fees associated with recording any such releases. Purchaser shall pay (i) one-half (1/2) of the fees and costs due to Escrow Agent in connection with the transactions contemplated herein, (ii) any other costs associated with Purchaser’s financing of the Property (including, without limitation, mortgage recording taxes, to the extent the same are required to be paid), (iii) all expenses of or related to the issuance of standard coverage for any ALTA lender’s title insurance policy, including any incremental costs for extended coverage, if applicable, and any endorsements thereto), and (iv) the cost of any updates to any Survey. Any other customary closing costs shall be paid by Purchaser and Seller in accordance with local custom in the State and jurisdiction in which the Property to which the applicable costs relate is located. The provisions of this Section 7.1 shall survive the Closing until the Survival Date set forth in Section 26.1.

8.    Adjustments and Closing Costs.

8.1    In view of the subsequent lease of each individual Property by Purchaser to Seller pursuant to the Leases and Seller’s obligations thereunder, there shall be no proration of insurance, taxes, special assessments, utilities or any other costs related to the Property between Seller and Purchaser at the Closing. Rent payable under the Leases shall be prorated as of the Closing Date.

9.    Representations and Warranties of Seller.

9.1    Representations and Warranties. Seller represents and warrants to Purchaser that as of the Effective Date the following representations and warranties are true in all material respects and the same shall be true in all material respects as of the Closing Date (subject to Seller’s right to update as provided in Section 6.5 and subject to the terms of Section 9.3.2):

9.1.1    Seller is a corporation validly existing and in good standing under the laws of the State of Florida. Subject to any consent required under Seller’s organizational documents (the “Required Seller Consents”), which Required Seller Consents shall be obtained on or prior to the Closing, Seller has full power and authority to execute and deliver this Agreement and all other documents now or hereafter to be executed and delivered by it pursuant to this Agreement (collectively, the “Seller’s Documents”) and to perform all obligations arising under this Agreement and the Seller’s Documents. Subject to Seller obtaining the Required Seller Consents, this Agreement and the Seller’s Documents constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and except as may be limited by general equitable principles. Subject to obtaining the Required Seller Consents, Seller is authorized to enter into this Agreement and the transactions contemplated hereby. If, for any reason, Seller is unable to secure the Required Seller Consents, then Purchaser may terminate this Agreement and, in such event, Purchaser shall (i) receive a return of the Deposit from Escrow Agent and (ii) recover all of the third-party, out-of-pocket, documented costs actually incurred by Purchaser in connection with the transactions contemplated hereby, not to exceed One Hundred Thousand and No/100 Dollars ($100,000.00).

9.1.2    Subject to Seller obtaining the Required Seller Consents, this Agreement and the Seller’s Documents do not and will not contravene any provision of the organizational documents of Seller, any judgment, order, decree, writ, injunction, or any other agreement binding on Seller, or any provision of any existing law or regulation to which Seller is a party or is bound. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not require (except to the extent, specifically set forth herein) any consent by any third party (including, without limitation, the consent of any direct or indirect owner of Seller) other than the Required Seller Consents.

9.1.3    To Seller’s actual knowledge, no litigation, or governmental or agency proceeding or investigation is pending or threatened in writing against Seller which would materially impair or adversely affect Seller’s ability to perform its obligations under this Agreement and consummate the transactions contemplated herein.

9.1.4    To Seller’s actual knowledge, Seller and each individual Property is in compliance in all material respects with all applicable laws relating to the ownership, current operation or current use of any individual Property. Seller has not directly received any written notice or other written communication from any governmental or regulatory authority or any other Person regarding any actual, alleged or potential material violation of, or failure to comply in all material respects with, any applicable law relating to any individual Property which remains uncured.

9.1.5    There is no contemplated, pending or threatened bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or any other proceeding under any federal or state bankruptcy or similar law, whether voluntary or involuntary, affecting Seller or any affiliates thereof.

9.1.6        Seller is not currently identified as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (the “OFAC List”) or is a Person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States.

9.1.7    Seller has not received written notice of condemnation or eminent domain proceedings affecting a Property and Seller has no actual knowledge that any such proceedings are contemplated.

9.1.8    Seller has not received any written notice from, and, to Seller’s actual knowledge, there are no grounds for, any association, declarant or easement holder requiring the correction of any condition with respect to the Property, or any part thereof, by reason of a material violation of any other restrictions or covenants recorded against the Property. To Seller’s actual knowledge, Seller is not in default in any material respect under any such document.

9.1.9    There are no tenant improvement allowances, non-monetary tenant improvement obligations of Seller, leasing commissions and/or rent concessions with respect to the current term of any Sublease.

9.1.10    There are no service contracts that will be binding on Purchaser after the Closing.

9.2    Survival. The provisions of Section 9.1 shall survive the Closing until the Survival Date set forth in Section 26.1.

9.3    Limitations on Seller’s Representations.

9.3.1    Those provisions of this Article 9 and the representations and warranties set forth in such provisions, shall survive the Closing until the Survival Date set forth in Section 26.1. Notwithstanding anything contained herein to the contrary, absent fraud or intentional misrepresentation, Seller shall have no obligation or liability to Purchaser, prior to or after the Closing (if the Closing shall occur), in any respect of the inaccuracy or breach of any representation or warranty of Seller hereunder (and such default, inaccuracy and/or breach by Seller shall be deemed waived by Purchaser), to the extent such default, inaccuracy or breach (1) is or becomes actually known to Purchaser or Purchaser’s Representatives prior to the Closing Date or is included in any Due Diligence Materials actually delivered to or made available for review by Purchaser in accordance with the terms hereof or in any other materials obtained by

Purchaser or Purchaser’s Representatives in connection with the transactions contemplated hereby (including any third party reports commissioned by Purchaser or Purchaser’s Representatives) (collectively, “Purchaser’s Diligence Materials”) and Purchaser does not, prior to the Closing Date, provide written notice thereof to Seller, (2) arises due to an act permitted or required to be taken by Seller hereunder, or (3) arises from the act or omission of Purchaser or Purchaser’s Representatives or was consented to by Purchaser in writing. The provisions of this Section 9.3 shall survive the Closing until the Survival Date set forth in Section 26.1.

9.3.2.    Without limiting the foregoing, to the extent that Seller or Purchaser becomes aware of any conflict with or inaccuracy in the representations and warranties set forth herein (a “Representation Breach”) after the Effective Date and prior to the Closing, the party having actual knowledge of such Representation Breach (the “Recipient”) shall provide to the other party (the “Maker”) a written notice thereof within two (2) Business Days after obtaining such knowledge. The Maker will have the right, but not the obligation, to cure the Representation Breach within five (5) Business Days after the Maker’s receipt of such notice (and if reasonably required, the Closing will be extended to allow for such cure and the Recipient’s response). Regardless of whether such cure is attempted or effected by the Maker, the Recipient, within three (3) Business Days following the end of the Maker’s five (5)-Business Day cure period (but in any event, prior to the Closing), shall have the right to either (i) terminate this Agreement (and, if the Maker is Seller, Purchaser may only terminate if the Representation Breach has a material adverse effect on the transactions contemplated hereby, as determined by Purchaser in Purchaser’s reasonable judgment); or (ii) proceed with the transaction described herein. If the Recipient elects to terminate this Agreement pursuant to this Section 9.3.2, the Deposit shall be returned to Purchaser (unless the Representation Breach resulted from a Purchaser Control Event (as hereinafter defined), and (A) in the event the Representation Breach resulted from a Seller Control Event, the Representation Breach shall be a Seller default hereunder and Purchaser shall be entitled to all rights and remedies afforded to Purchaser hereunder with respect to a Seller default pursuant to Section 18.2.1 or (B) in the event the Representation Breach resulted from a Purchaser Control Event, the Representation Breach shall be a Purchaser default hereunder and Seller shall be entitled to all rights and remedies afforded to Seller hereunder with respect to a Purchaser default pursuant to Section 18.1. To the extent this Agreement is terminated in its entirety, neither Party will have any further rights or obligations under this Agreement except for the provisions of this Agreement which by their express terms survive the termination of this Agreement prior to the Closing. If the Recipient does not elect to so terminate this Agreement (whether or not the Recipient has disclosed the Representation Breach to the Maker, and whether or not such Representation Breach is the result of a Seller Control Event or a Purchaser Control Event, as the case may be), the Recipient shall be deemed to have proceeded in accordance with subsection (ii) above and shall be conclusively and automatically deemed to have waived any rights that the Recipient may have against the Maker as a result of such Representation Breach, and the Maker will have no liability whatsoever with respect to the Representation Breach. Nothing herein shall be deemed to modify or alter the terms of any Lease or the obligations of the tenant thereunder with respect to any Property. For purposes hereof, Purchaser shall not be deemed to have knowledge or be aware of a Representation Breach unless Christopher Beavor has actual, conscious knowledge of such fact, or Seller has delivered a written notice pursuant to this Agreement.

9.3.3.    As used herein, (x) “Seller Control Event” shall mean (a) a representation or warranty by Seller that was untrue when made or (b) the failure of any of Seller’s representations and warranties to remain true and correct as of Closing, but only if such failure is as a direct result of or directly caused by any act or omission by Seller, its employees or agents in contravention of this Agreement; and (y) “Purchaser Control Event” shall mean (a) a representation or warranty by Purchaser that was untrue when made or (b) the failure of any of Purchaser’s representations and warranties to remain true and correct as of Closing, but only if such failure is as a direct result of or directly caused by any act or omission by Purchaser, its employees or agents in contravention of this Agreement.

9.4    Seller does not represent or warrant that any particular Sublease will be in force or effect as of the Closing Date or that Subtenant under any Sublease will not be in default under such Sublease. If any Sublease is not in effect or a party to any Sublease is in default or Subtenant is in arrears in the payment of rent, such fact shall not, in any way, relieve Purchaser of its obligation to purchase the Property or entitle Purchaser to a reduction in the Purchase Price. The termination of any Sublease shall not affect the obligations of Purchaser hereunder.

10.    Representations and Warranties of Purchaser.

10.1    Representations and Warranties. Purchaser represents and warrants to Seller that as of the Effective Date the following representations and warranties (and all other representations and warranties of Purchaser contained herein) are true in all material respects and shall be true in all material respects on the Closing Date:

10.1.1    Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Nevada. At the Closing, Purchaser or its permitted assignee will be authorized to do business in each jurisdiction in which the Property is located. Purchaser has full power and authority to execute and deliver this Agreement and all other documents now or hereafter to be executed and delivered by it pursuant to this Agreement (collectively, the “Purchaser’s Documents”) and to perform all obligations arising under this Agreement and the Purchaser’s Documents. This Agreement and the Purchaser’s Documents constitute the legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally and except as may be limited by general equitable principles. Purchaser is duly authorized to enter into this Agreement and the transactions contemplated hereby.

10.1.2    This Agreement and the Purchaser’s Documents do not and will not contravene any provision of the organizational documents of Purchaser, any judgment, order, decree, writ, injunction, or any other agreement binding on Purchaser, or any provision of any existing law or regulation to which Purchaser is a party or is bound.

10.1.3    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not require (except to the extent, specifically set forth herein) any consent by any third party (including, without limitation, the consent of any direct or indirect owner of Purchaser).

10.1.4    Purchaser or any assignee permitted pursuant to the terms hereof will have the financial wherewithal to perform its obligations hereunder.

10.1.5    To Purchaser’s knowledge, no litigation, or governmental or agency proceeding or investigation is pending or threatened against Purchaser which would materially impair or adversely affect Purchaser’s ability to perform its obligations under this Agreement and consummate the transactions contemplated herein.

10.1.6    Purchaser is not currently identified on the OFAC List or is a Person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo,

economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States.

10.2    Survival. Those provisions of Section 10.1 and the representations and warranties set forth in such provisions (and all other representations and warranties of Purchaser contained herein), shall survive the Closing until the Survival Date set forth in Section 26.1.

11.    Condition of Property; Release of Claims.

11.1    CONDITION OF PROPERTY. PURCHASER IS PURCHASING THE PROPERTY “AS-IS, WHERE IS AND WITH ALL FAULTS” IN ITS PRESENT CONDITION, SUBJECT TO REASONABLE USE, WEAR, TEAR AND NATURAL DETERIORATION OF THE PROPERTY BETWEEN THE EFFECTIVE DATE AND THE CLOSING DATE AND FURTHER AGREES THAT (i) SELLER SHALL NOT BE LIABLE FOR ANY LATENT OR PATENT DEFECTS IN THE PROPERTY AND (ii) EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND IN ANY SELLER’S DOCUMENTS DELIVERED AT THE CLOSING, NEITHER SELLER, ANY AFFILIATE NOR ANY DIRECT OR INDIRECT AGENT, MEMBER, PARTNER, EMPLOYEE OR REPRESENTATIVE OF SELLER EITHER HAS MADE OR WILL MAKE OR WILL BE ALLEGED TO HAVE MADE ANY VERBAL OR WRITTEN REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, REGARDING THE PROPERTY OR ANY PART THEREOF, OR ANYTHING RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, AND (iii) PURCHASER, IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, HAS NOT AND DOES NOT RELY UPON ANY STATEMENT, INFORMATION, OR REPRESENTATION TO WHOMSOEVER MADE OR GIVEN, WHETHER TO PURCHASER OR OTHERS, AND WHETHER DIRECTLY OR INDIRECTLY, VERBALLY OR IN WRITING, MADE BY ANY PERSON, EXCEPT AS EXPRESSLY SET FORTH HEREIN. IN ADDITION TO THE FOREGOING, IF PURCHASER FAILS TO TERMINATE PRIOR TO 11:59 P.M. ON THE DUE DILIGENCE DATE, THEN PURCHASER SHALL BE DEEMED TO HAVE REPRESENTED THAT PURCHASER HAS EXAMINED ALL OF THOSE ITEMS SET FORTH IN THE DUE DILIGENCE MATERIALS AND IS FAMILIAR WITH THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE PROPERTY AND HAS CONDUCTED SUCH INVESTIGATION OF THE AFFAIRS AND CONDITION OF THE PROPERTY AS PURCHASER HAS CONSIDERED APPROPRIATE. AS OF THE EFFECTIVE DATE, PURCHASER SHALL BE DEEMED TO HAVE REPRESENTED THAT (I) EXCEPT AS EXPRESSLY SET FORTH HEREIN AND IN ANY SELLER’S DOCUMENTS DELIVERED AT THE CLOSING, NEITHER SELLER, ANY AFFILIATE OF SELLER NOR ANY DIRECT OR INDIRECT AGENT, MEMBER, PARTNER, EMPLOYEE OR REPRESENTATIVE OF SELLER EITHER HAS MADE OR WILL MAKE OR WILL BE ALLEGED TO HAVE MADE ANY VERBAL OR WRITTEN REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES WHATSOEVER TO PURCHASER, WHETHER EXPRESS OR IMPLIED, AND, IN PARTICULAR, THAT NO SUCH REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES HAVE BEEN MADE OR WILL BE MADE OR WILL BE ALLEGED TO HAVE BEEN MADE WITH RESPECT TO THE PHYSICAL CONDITION, ENVIRONMENTAL CONDITION OR OPERATION OF THE PROPERTY, THE ACTUAL OR PROJECTED REVENUE AND EXPENSES OF THE PROPERTY, THE ENFORCEABILITY OF ANY THIRD-PARTY AGREEMENT(S), THE ZONING AND OTHER LAWS, REGULATIONS AND RULES APPLICABLE TO THE PROPERTY OR THE COMPLIANCE OF THE PROPERTY THEREWITH, THE QUANTITY, QUALITY OR CONDITION OF THE ARTICLES OF PERSONAL PROPERTY AND FIXTURES INCLUDED IN THE TRANSACTIONS CONTEMPLATED HEREBY, THE USE OR OCCUPANCY OF THE PROPERTY OR ANY PART THEREOF OR ANY OTHER MATTER OR THING AFFECTING OR RELATED TO THE PROPERTY OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT AS, AND SOLELY TO THE EXTENT, HEREIN SPECIFICALLY SET FORTH, (II) EXCEPT AS EXPRESSLY SET FORTH HEREIN AND IN ANY

SELLER’S DOCUMENTS DELIVERED AT THE CLOSING, NEITHER SELLER, ANY AFFILIATE OF SELLER NOR ANY DIRECT OR INDIRECT AGENT, MEMBER, PARTNER, EMPLOYEE OR REPRESENTATIVE OF ANY OF THE FOREGOING HAVE MADE OR WILL MAKE ANY VERBAL OR WRITTEN REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES WHATSOEVER TO PURCHASER, WHETHER EXPRESS OR IMPLIED, AND, IN PARTICULAR, THAT NO SUCH REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES HAVE BEEN MADE OR WILL BE MADE WITH RESPECT TO THE TRUTH, ACCURACY OR COMPLETENESS OF ANY MATERIALS, DATA OR OTHER INFORMATION, INCLUDING, WITHOUT LIMITATION, THE CONTENTS OF SELLER’S BOOKS AND RECORDS, CONTRACTS, ANY PROPERTY CONDITION REPORTS, ENGINEERING REPORTS, PHYSICAL CONDITION SURVEYS, INFORMATIONAL BROCHURE WITH RESPECT TO THE PROPERTY, RENT ROLLS OR INCOME AND EXPENSE STATEMENTS, WHICH SELLER OR SELLER’S REPRESENTATIVES MAY HAVE DELIVERED, MADE AVAILABLE OR FURNISHED TO PURCHASER AND/OR PURCHASER’S REPRESENTATIVES IN CONNECTION WITH THE PROPERTY AND PURCHASER REPRESENTS, WARRANTS AND AGREES THAT ANY SUCH MATERIALS, DATA AND OTHER INFORMATION DELIVERED, MADE AVAILABLE OR FURNISHED TO PURCHASER AND/OR PURCHASER’S REPRESENTATIVES ARE DELIVERED, MADE AVAILABLE OR FURNISHED TO PURCHASER AS A CONVENIENCE AND ACCOMMODATION ONLY AND EXPRESSLY DISCLAIMS ANY INTENT TO RELY ON ANY SUCH MATERIALS, DATA AND OTHER INFORMATION, (III) EXCEPT AS EXPRESSLY SET FORTH HEREIN AND IN ANY SELLER’S DOCUMENTS DELIVERED AT THE CLOSING, PURCHASER HAS NOT RELIED UPON ANY SUCH REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTIES OR UPON ANY STATEMENTS MADE IN ANY INFORMATIONAL BROCHURE WITH RESPECT TO THE PROPERTY AND HAS ENTERED INTO THIS AGREEMENT WITH THE EXPRESS INTENTION OF MAKING AND RELYING SOLELY ON ITS OWN INDEPENDENT INVESTIGATION, INSPECTION, ANALYSIS, APPRAISAL, EXAMINATION AND EVALUATION OF THE FACTS AND CIRCUMSTANCES, AND (IV) PURCHASER ACKNOWLEDGES THAT THE PROPERTY MAY NOT BE IN COMPLIANCE WITH THE AMERICANS WITH DISABILITIES ACT OF 1990, AS AMENDED, AND SELLER MAKES NO REPRESENTATIONS WITH RESPECT TO SAME AND WITHOUT LIMITING THE FOREGOING, EXCEPT AS, AND SOLELY TO THE EXTENT, HEREIN SPECIFICALLY SET FORTH, SELLER HAS MADE NO REPRESENTATION OR WARRANTY WHATSOEVER REGARDING HAZARDOUS MATERIALS (AS SUCH TERM IS DEFINED IN SECTION 11.2) OF ANY KIND OR NATURE ON, ABOUT OR WITHIN THE PROPERTY OR THE PHYSICAL CONDITION OF THE PROPERTY AND PURCHASER AGREES TO ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, CONSTRUCTION OR MECHANICAL DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS MAY NOT HAVE BEEN (AND/OR MAY NOT BE) REVEALED BY PURCHASER’S INVESTIGATIONS, THE ENVIRONMENTAL REPORTS, AND/OR THE PROPERTY CONDITION REPORTS. NOTHING IN THIS SECTION 11.1 SHOULD BE CONSTRUED AS LIMITING PURCHASER’S REMEDIES FOLLOWING A BREACH OF SELLER’S REPRESENTATIONS AND WARRANTIES.

11.2    Release of Claims. Without limiting any provision in this Agreement, Purchaser, for itself and any of its successors and assigns and their affiliates, hereby irrevocably and absolutely waives its right to recover from, and forever releases and discharges, and covenants not to file or otherwise pursue any legal action (whether based on contract, statutory rights, common law or otherwise) against Seller, its affiliates and any direct or indirect partner, member, trustee, beneficiary, director, shareholder, controlling person, affiliate officer, employee or agent, of any of the foregoing, and any of their respective heirs, successors, and assigns (each, a “Released Party” and collectively, the “Released Parties”) with respect to any and all suits, actions, proceedings, investigations, demands, claims, liabilities, obligations, fines, penalties, liens, judgments, losses, injuries, damages, settlement expenses or costs of whatever kind or nature, whether direct or indirect, known or unknown, contingent or otherwise (including any action or proceeding brought or threatened or ordered by any governmental or regulatory authority), in each case arising in connection with this Agreement, but not under the Leases, including, without limitation, attorneys’ and experts’ fees and expenses, and investigation and remediation costs that may arise on account of or in any way be connected with (i) the Investigations by Purchaser and Purchaser’s Representatives permitted pursuant to Section 6.3, and (ii) the Property or any portion thereof, including, without limitation, Section 11.1 (collectively, “Claims”), including, without limitation, the physical, environmental and structural condition of the Property or any law or regulation applicable thereto, or any other matter relating to the use, presence, discharge or release of Hazardous Materials on, under, in, above or about the Property; provided, however, that Purchaser does not waive its rights, if any, to recover from, or release or discharge or covenant not to bring any action against (i) Seller or any Released Party for any act that constitutes fraud or intentional misrepresentation, (ii) Seller for any breach of the representations or warranties set forth in this Agreement, subject to the limitations and conditions provided in this Agreement, or (iii) Seller for its express obligations under this Agreement or any Seller’s Documents delivered at the Closing. In connection with this Section 11.2, Purchaser expressly waives the benefits of any provision or principle of federal or state law or regulation that may limit the scope or effect of the foregoing waiver and release to the extent applicable. For purposes of this Agreement, the term “Hazardous Materials” shall mean any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or other material that is hazardous, toxic, ignitable, corrosive, carcinogenic or otherwise presents a risk of danger to human, plant or animal life or the environment or that is defined, determined or identified as such in any federal, state or local law, rule or regulation (whether now existing or hereafter enacted or promulgated) or any judicial or administrative order or judgment, in each case relating to the protection of human health, safety and/or the environment, including, but not limited to, any materials, wastes or substances that are included within the definition of (A) “hazardous waste” in the federal Resource Conservation and Recovery Act; (B) “hazardous substances” in the federal Comprehensive Environmental Response, Compensation and Liability Act; (C) “pollutants” in the federal Clean Water Act; (D) “toxic substances” in the federal Toxic Substances Control Act; and (E) “oil or hazardous materials” in the laws or regulations of any State. The provisions of this Section 11.2 shall survive the Closing until the Survival Date set forth in Section 26.1.

12.    Documents or Instruments To be Delivered by Seller at the Closing. At the Closing, Seller will deliver (or cause to be delivered) the following to Purchaser or Escrow Agent, with respect to each individual Property, as applicable (in addition to any items or documents otherwise required by this Agreement):

12.1    An original special warranty deed without covenants (or the state-specific counterpart thereof) substantially in the form attached hereto as Exhibit D (“Deed”) executed and acknowledged by Seller and in proper form for recording conveying the Land and the Improvements, subject to the Permitted Encumbrances.

12.2    An original counterpart to the certificate that Seller is not a “foreign person” under the Foreign Investment in Real Property Tax Act in such form as reasonably acceptable to Seller, executed by Seller.

12.3    A certificate executed by Seller stating that all of the representations and warranties set forth in Section 9.1 are true and correct in all material respects as of the Closing Date, as updated as permitted pursuant to Section 9.1.

12.4    An owner’s affidavit for the benefit of Escrow Agent in such form as reasonably required by Escrow Agent and reasonably acceptable to Seller.

12.5    A closing statement in a form agreed to by Seller and Purchaser, executed by Seller and Purchaser.

12.6    With respect to each individual Property, an original counterpart to each Lease.

12.7    With respect to each Lease, an original counterpart to a memorandum of lease in recordable form and substance as set forth on Exhibit F attached hereto (each, a “Memorandum of Lease”).

12.8    With respect to each Lease, an original counterpart to each Guaranty.

12.9    With respect to each Lease, an original counterpart to a recognition, non-disturbance and attornment agreement in form and substance reasonably acceptable to Seller, Purchaser, and any DST (as hereinafter defined) (each, a “Tenant Recognition Agreement”).

12.10    With respect to the Subleases, an original counterpart to a Subtenant Recognition Agreement in form and substance reasonably acceptable to Seller, Purchaser and Subtenant (the “Subtenant Recognition Agreement”).

12.11    If Purchaser is financing any Property, with respect to each such financed Property, an original counterpart to an Estoppel Certificate and Subordination Non-Disturbance and Attornment Agreement, in form and substance reasonably acceptable to Seller and Purchaser’s lender (each, an “SNDA”), to be provided to Seller by Purchaser before the Due Diligence Date.

12.12    A counterpart to the assignment of guaranties and warranties in form and substance as set forth on Exhibit G attached hereto (the “Assignment of Guaranties and Warranties”).

12.13    Any additional instruments and documents reasonably requested by Escrow Agent in order to confirm corporate existence, structure, and/or authority of Seller.

12.14    Any state, county and municipal transfer declarations or notices which are legally or customarily required to be executed by the applicable Seller to effectuate the conveyance and transfer of the Property owned by such Seller as contemplated hereby.

12.15    Such other instruments and documents or payments as may be reasonably required to consummate the transaction herein contemplated.

13.    Documents or Instruments to be Delivered by Purchaser at the Closing. At the Closing, Purchaser will deliver (in addition to any items or documents otherwise required by this Agreement) the following to Seller or Escrow Agent, with respect to each individual Property, as applicable:

13.1    The balance of the Purchase Price pursuant to and in accordance with Article 2.

13.2    A certificate executed by Purchaser stating that all of the representations and warranties set forth in Section 10.1 are true and correct in all material respects of the Closing Date.

13.3    A closing statement in a form agreed to by Seller and Purchaser, executed by Purchaser.

13.4    With respect to each individual Property, an original counterpart to each Lease.

13.5    With respect to each Lease, an original counterpart to each Memorandum of Lease.

13.6    With respect to each Lease, an original counterpart to each Tenant Recognition Agreement.

13.7    With respect to the Subleases, an original counterpart to the Subtenant Recognition Agreement.

13.8    If Purchaser is financing any Property, with respect to each such financed Property, an original counterpart to each SNDA from Purchaser and Purchaser’s lender.

13.9    A counterpart to the Assignment of Guaranties and Warranties.

13.10    Any state, county and municipal transfer declarations or notices which are legally or customarily required to be executed by the applicable Purchaser to effectuate the conveyance and transfer of the Property purchased by such Purchaser as contemplated hereby.

13.11    Any additional instruments and documents reasonably requested by Escrow Agent in order to confirm corporate existence, structure, and/or authority of Purchaser.

13.12    Such other instruments and documents or payments as may be reasonably required to consummate the transaction herein contemplated.

14.    Conditions to Closing.

14.1    Conditions to Seller’s Obligation to Sell. Seller’s obligation to consummate the transactions as contemplated by this Agreement and to deliver the documents and instruments required under Article 12 is subject to satisfaction of the following conditions (any of which may be waived by notice from Seller):

14.1.1    The delivery to Escrow Agent of the Purchase Price, adjusted as provided herein, plus the payment by Purchaser to the appropriate parties of any closing costs to be paid by Purchaser hereunder.

14.1.2    Purchaser shall have completed all of the other deliveries required of Purchaser under Article 13 (which may be delivered into escrow), and all such documents and instruments shall be in the form required hereby, or if no form is required hereby, then in form and substance reasonably satisfactory to Seller and its attorney.

14.1.3    All representations and warranties of Purchaser contained in this Agreement shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date and Purchaser shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Purchaser prior to or by the Closing Date (including, but not limited to, the delivery by Purchaser of the items described in Article 13).

14.2    Conditions to Purchaser’s Obligation to Purchase. Purchaser’s obligation to consummate the transactions contemplated by this Agreement and to deliver the balance of the Purchase Price and the other documents and instruments required under Article 13 is subject to satisfaction of the following conditions (any of which may be waived by notice from Purchaser):

14.2.1    All representations and warranties of Seller contained in this Agreement shall be true in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date and Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or by the Closing Date. This Section 14.2.1 is not intended to modify Sections 6.5 or 9.3.2.

14.2.2    Seller shall have completed all of the other deliveries required of Seller under Article 12 (which may be delivered into escrow), and all such documents and instruments shall be in the form required hereby, or if no form is required hereby, then in form and substance reasonably satisfactory to Purchaser and its attorney.

14.3    Consents. Unless specifically set forth herein to the contrary, Seller shall not be responsible for obtaining the consent of any party to the assignment of any environmental report, engineering report, Sublease, guaranty, warranty, or to the assignment of any other document or agreement to Purchaser and, in clarification thereof, if any such consent is required by any party to such document or agreement and such consent is not obtained by the Closing Date, Seller shall not be responsible for assigning such document or agreement to Purchaser and the failure to so assign such document or agreement shall not be considered a default hereunder or a failure to satisfy any condition hereof; provided, however, Seller agrees to use commercially reasonable efforts to obtain any such consents.

14.4    No Financing Contingency. It is expressly acknowledged by Purchaser that the Closing of the transactions contemplated by this Agreement is not subject to any financing contingency and that no financing for this transaction shall be provided by Seller. Without limiting the foregoing, Purchaser agrees that the ability or inability of Purchaser to obtain debt, equity investments or other financing in order to pay all of any part of the Purchase Price shall not be a contingency or condition to any of Purchaser’s obligations under this Agreement.

14.5    The Closing. The closing of the transaction contemplated herein (the “Closing”) shall be effectuated through an escrow with Escrow Agent pursuant to escrow instructions consistent with the terms and provisions of this Agreement and otherwise mutually satisfactory to Seller and Purchaser, on or before the date (as the same may be adjourned in accordance with this Agreement or as otherwise mutually agreed by the parties in writing, the “Initial Closing Date”) that is thirty (30) days after the Due Diligence Date, subject only to the various adjournment rights of Seller or Purchaser explicitly permitted in this Agreement. Each party shall have the right to adjourn the Closing Date for three (3) Business Days (the “Adjourned Closing Date”, together with the Initial Closing Date, the “Closing Date”) by sending written notice of same to the non-electing party no later than two (2) Business Days prior to the Initial Closing Date or Adjourned Closing Date, as applicable. TIME SHALL BE OF THE ESSENCE WITH RESPECT TO BOTH PARTIES’ OBLIGATION TO CLOSE HEREUNDER ON THE CLOSING DATE.

14.6    No Termination. Notwithstanding anything to the contrary contained herein, Purchaser shall not be entitled to terminate this Agreement and Seller shall not be liable to Purchaser, and Purchaser shall not receive a reduction in, or a credit against, the Purchase Price, in the event Subtenant vacates its premises, defaults under any Sublease in any respect, or if Subtenant terminates any Sublease in accordance with rights granted Subtenant under the terms of any Sublease, prior to the Closing Date.

15.    Casualty; Condemnation.

15.1    Casualty. If the Property is “materially damaged or destroyed” (as hereinafter defined) by a fire or other casualty event (a “Casualty”) prior to the Closing, Seller shall promptly notify Purchaser and Purchaser may terminate this Agreement by written notice given to Seller within ten (10) Business Days after Purchaser receives notice of the occurrence of such Casualty. If Purchaser does not so terminate this Agreement or if the Property is not deemed “materially damaged or destroyed,”

Purchaser will remain bound to purchase the Property pursuant to the terms of this Agreement, without regard to the occurrence or effects of the Casualty; provided that, at the Closing, Seller will assign to Purchaser Seller’s interest in the property insurance proceeds payable to Seller (if any) under Seller’s insurance applicable to the Property suffering such Casualty for the restoration of the physical damage to the Property, but net of any costs and expenses incurred by Seller prior to the Closing in connection with the Casualty, and Seller shall credit Purchaser at the Closing with the amount of the applicable insurance deductible pertaining to such Casualty. For purposes of this Section 15.1, the Property shall be deemed “materially damaged or destroyed” if the cost to repair and restore the Property exceeds an amount equal to fifteen percent (15%) of the Purchase Price.

15.2    If any condemnation proceedings are instituted, or notice of any condemnation or intent to condemn is given, with respect to all or any portion of the Property (a “Condemnation”) prior to the Closing, and the Condemnation will result in a “material and adverse effect” (as hereinafter defined) to the Property, Seller shall promptly notify Purchaser and Purchaser may terminate this Agreement by written notice given to Seller within ten (10) Business Days after the date Purchaser receives notice of such Condemnation. If Purchaser does not so terminate this Agreement or if the Condemnation will not result in a “material and adverse effect” to the Property, Purchaser will remain bound to purchase the Property pursuant to the terms of this Agreement, without regard to the occurrence or effect of the Condemnation; provided that, at the Closing, Seller will assign to Purchaser Seller’s interest in the award(s) payable to Seller on account of the Condemnation (if any), but net of any costs and expenses incurred by Seller prior to the Closing in connection with the Condemnation. For purposes of this Section 15.2, “material and adverse effect” shall mean the Condemnation will materially impair the value of the Property by more than fifteen percent (15%) of the Purchase Price.

16.    Discharge of Obligations.

16.1    The delivery of the Deed by Seller in accordance with the provisions of this Agreement, and the acceptance thereof by Purchaser, shall be deemed the full performance and discharge of every obligation on the part of Seller to be performed hereunder. Except as otherwise set forth in Section 26.1, no representation or warranty of Seller shall survive Closing.

17.    Covenants of Seller.

17.1    From and after the Due Diligence Date until the earlier of the Closing or the termination of this Agreement, Seller shall, except for those actions expressly contemplated or required to be taken by this Agreement or as consented to by Purchaser in writing, cause each individual Property to be operated in the ordinary course consistent with past practice.

17.2    Notwithstanding anything herein to the contrary, Seller may, without Purchaser’s consent and without cost to Purchaser (unless otherwise set forth herein or unless otherwise approved by Purchaser) (i) take such actions, if any, with respect to the Property, reasonably necessary to comply with the terms of the Subleases and any insurance requirements or to comply with laws, rules or regulations of any governmental authority, (ii) take such actions as it deems reasonably necessary to repair any insured or uninsured casualty or damage, and (iii) take such actions with respect to the Property reasonably necessary to prevent loss of life, personal injury or property damage.

18.    Defaults; Damages.

18.1    Purchaser Defaults. In the event that Purchaser shall default under this Agreement, Purchaser and Seller agree that the damages that Seller shall sustain as a result thereof shall be substantial and shall be extremely difficult and impractical to determine. Purchaser and Seller therefore agree that if Purchaser fails to perform any or all of the terms, covenants, conditions and agreements to be performed by Purchaser hereunder, whether at or as of the Closing, Seller’s remedy shall be to receive as liquidated damages (but not as a penalty) the Deposit from Escrow Agent, and thereafter neither Purchaser nor Seller shall have any further liability or obligation to the other hereunder, except for such liabilities and obligations as are expressly stated to survive the termination of this Agreement. Purchaser and Seller agree that, considering all of the facts and circumstances existing as of the Effective Date, the amount of the Deposit is a fair and reasonable estimate of the damages that Seller would incur in the event of a default by Purchaser under this Agreement.

18.2    Seller Pre-Closing Defaults.

18.2.1    In the event that on the Closing Date Seller has defaulted on its obligations hereunder in any material respect, then, subject to the provisions set forth below, Purchaser shall be entitled, as its sole remedy, to either: (x) treat this Agreement as being in full force and effect and pursue only the remedy of specific performance against Seller; or (y) terminate this Agreement and (i) receive a return of the Deposit from Escrow Agent and (ii) recover all of the third-party, out-of-pocket, documented costs actually incurred by Purchaser in connection with the transactions contemplated hereby, not to exceed One Hundred Thousand and No/100 Dollars ($100,000.00), and Seller shall not have any further liability or obligation to Purchaser hereunder nor shall Purchaser have any further liability or obligation to Seller hereunder, except for such obligations (but not liabilities) of the parties respectively as are specifically stated to survive the termination of this Agreement.

18.2.2    Purchaser waives any right to pursue any other remedy at law or in equity for such default of Seller, including, without limitation, any right to seek, claim or obtain damages, other than in the case of Seller’s fraud, but in no case shall Purchaser seek or shall Seller be liable for indirect, punitive, special or consequential damages. Notwithstanding anything contained herein to the contrary, if prior to the Closing Date, Purchaser has or obtains actual knowledge that (a) Seller has defaulted on its obligations hereunder in any respect, and Purchaser nevertheless proceeds with the Closing, then the default by Seller as to which Purchaser shall have such knowledge shall be deemed waived by Purchaser and Seller shall have no liability to Purchaser or its successors and assigns in respect thereof or (b) any of Seller’s representations or warranties set forth in Article 9 are untrue in any respect, and Purchaser nevertheless proceeds with the Closing, then the breach by Seller of the representations and warranties as to which Purchaser shall have such knowledge shall be deemed waived by Purchaser, such representations and warranties shall be deemed modified to conform them to the information that Purchaser shall have knowledge of and Seller shall have no liability to Purchaser or its successors or assigns in respect thereof. If Purchaser has or obtains knowledge that (i) Seller has defaulted on its obligations hereunder in any respect or (ii) any of Seller’s representations or warranties set forth in Article 9 are untrue in any material respect, Purchaser shall so notify Seller in writing (x) on or before the date that is the second (2nd) Business Day after obtaining such knowledge, or (y) on or before the Closing Date if Purchaser obtains such knowledge one (1) Business Day prior to the Closing Date or on the Closing Date.

18.3    Right to Cure. Notwithstanding anything contained herein to the contrary and without limiting any of Seller’s rights set forth in this Agreement, in the event that Seller has defaulted hereunder and such default has caused direct actual damages in a liquidated amount to Purchaser not to exceed FIFTY Thousand and NO/100 DOLLARS ($50,000.00) (the “Pre-Closing Damage Cap”), then, in such event, Seller shall be entitled, but shall not have any obligation, either: (a) prior to the Closing Date, to cure such default; or (b) provide Purchaser with a credit against the Purchase Price in an amount equal to Purchaser’s actual direct damages up to the Pre-Closing Damage Cap and such default shall be deemed cured in its entirety and Purchaser shall remain obligated to purchase the Property without any further reduction in the Purchase Price. In the event that Seller has defaulted hereunder and such default has caused direct actual damages in a liquidated amount to Purchaser that exceed the Pre-Closing Damage Cap, then Purchaser shall be entitled to terminate this Agreement and avail itself of the remedies available in Section 18.2.1.

18.4    Defaults Discovered Post-Closing. If Purchaser closes the transactions contemplated by this Agreement and, after the Closing Date but before the applicable Survival Date, Purchaser discovers a breach of any of Seller’s representations or warranties hereunder or under any certificates and other documents executed at, or in connection with, the Closing, Purchaser shall have the right, until the applicable Survival Date, to sue Seller for actual direct damages incurred by Purchaser as a result of such breach or breaches, but in no case shall Purchaser seek or shall Seller be liable for indirect, punitive, special or consequential damages. However, in any such event or events, Seller shall not have any liability to Purchaser for all or any of such matters in excess of three percent (3%) of the Purchase Price in the aggregate (the “Post-Closing Damage Cap”). Purchaser shall not seek, pursue or enter any judgment or collect (or attempt to collect) an amount in excess of the Post-Closing Damage Cap. The provisions of this Section 18.4 shall survive the Closing until the Survival Date set forth in Section 26.1.

18.5    Limitation on Seller Default. Notwithstanding anything to the contrary, Seller’s inability to satisfy a condition of this Agreement shall not be considered a default by Seller hereunder unless such inability results from the breach of Seller’s express obligations hereunder; provided nothing herein shall relieve Seller from using commercially reasonable efforts to satisfy the conditions of this Agreement.

19.    Escrow Agent.

19.1    Escrow Agent shall hold the proceeds of the Deposit in escrow in a special bank account (or as otherwise agreed in writing by Seller, Purchaser and Escrow Agent) until the Closing Date or sooner termination of this Agreement and shall pay over or apply such proceeds in accordance with the terms of this Article 19. Escrow Agent shall hold such proceeds in an interest-bearing account, and any interest earned thereon shall be paid to the same party entitled to the escrowed proceeds, and the party receiving such interest shall pay any income taxes thereon. Seller and Purchaser shall each provide a form W-9 to Escrow Agent concurrently with or prior to the Effective Date. At the Closing, such proceeds and the interest thereon, if any, shall be paid by Escrow Agent to Seller.

19.2    If any party makes a written demand upon Escrow Agent for payment of the proceeds of the Deposit, then Escrow Agent shall give written notice to the other parties of such demand. If Escrow Agent does not receive a written objection from the other parties to the proposed payment within ten (10) Business Days after the giving of such notice, Escrow Agent is hereby authorized to make such payment. If Escrow Agent does receive such written objection within such ten (10)-Business Day period or if for any other reason Escrow Agent in good faith shall elect not to make such payment, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from both Seller and Purchaser or a final judgment of a court of competent jurisdiction. However, Escrow Agent shall have the right at any time to deposit the escrowed proceeds and interest thereon, if any, with the clerk of the appropriate court of the county in which the Property is located. Escrow Agent shall give written notice of such deposit to Seller and Purchaser. Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

19.3    The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to any of the parties for any act or omission on its part unless involving gross negligence. Seller and Purchaser shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including out-of-pocket attorneys’ fees, incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent involving gross negligence on the part of Escrow Agent.

19.4    Escrow Agent shall not have any duties or responsibilities except those set forth in this Agreement and shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other instrument or document believed in good faith by Escrow Agent to be genuine, and Escrow Agent may assume that any Person purporting to give it any notice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so. Escrow Agent shall have no duty to determine (and shall not be affected by any knowledge concerning) the validity, authenticity or enforceability of any specification or certification made in any certificate or notice.

20.    Notices.

20.1    All notices, demands, requests or other communication required to be given or which may be given hereunder shall be in writing and shall be deemed to have been properly given, unless otherwise provided herein, if (a) deposited in the United States mail, postage paid, certified, and addressed to the party to be notified, with return receipt requested, (b) delivered to such party, or an agent of such party, in person or by commercial courier, (c) sent by electronic copy, evidenced by confirmed receipt and concurrently followed by a “hard” copy of same delivered to the party by mail, personal delivery or overnight delivery pursuant to clauses (a), (b) or (d) hereof, or (d) sent (prepaid) by reputable nationally recognized overnight courier for next Business Day delivery. Such notice, demand, request or communication shall be deemed to have been duly given, on the date received, or the date delivery is refused if hand delivered. The attorney for any party may give a notice on behalf of such party. Notices shall be addressed as follows:

If to Seller, to:

200 NW Phosphate Boulevard
Mulberry, Florida 33860
Attention: Phil Bayt
Email: phil.bayt@badcock.com

with copies to:

c/o Franchise Group, Inc.
109 Innovation Court, Suite J
Delaware, Ohio 43015
Attention: Eric Seeton, CFO
Email: eseeton@franchisegrp.com

and:

c/o Franchise Group, Inc.
109 Innovation Court, Suite J
Delaware, Ohio 43015
Attention: Tiffany McMillan-McWaters, Deputy General Counsel
Email: tmcwaters@Franchisegrp.com

and:

Willkie Farr & Gallagher LLP
787 Seventh Avenue

New York, New York 10019
Attention: Melissa Fischetti, Esq.
Email: mfischetti@willkie.com

If to Purchaser, to:

9325 W. Sahara Avenue
Las Vegas, Nevada 89117
Attention: Matthew Tucker
Email: matthew@caicap.com

with a copy to:

Moran, Reeves & Conn, PC
100 Shockoe Slip, 4th Floor
Richmond, Virginia 23219
Attention: Joseph J. McQuade
Email: jmcquade@moranreevesconn.com

If to Escrow Agent, to:

First American Title Insurance Company
National Commercial Services 5201 Blue Lagoon Drive, Suite 974
Miami, Florida 33126
Attention: Vanessa Abreu, Esq., VP and Division Area Manager-NCS Miami
Email: vabreu@firstam.com

or to such other Person and/or address as shall be specified by any party in a notice given to the other party pursuant to the provisions of this Section 20.1.

21.    Brokers.

21.1    Purchaser and Seller each warrant and represent to the other that this transaction was not brought about by any broker other than B. Riley Real Estate, LLC (the “Broker”). Seller will pay the Broker a brokerage commission pursuant to a separate agreement with the Broker. Purchaser and Seller each shall and hereby does agree to indemnify and hold the other party harmless from and against any and all claims, demands or causes of action or other liability (including, without limitation, reasonable attorneys’ fees and disbursements) against the indemnified party arising from or pertaining to any violation, on their respective parts, of the foregoing representation and warranty. The representations, warranties and indemnity contained in this Section 21.1 shall survive the Closing and the delivery of the instruments contemplate     hereunder or if the Closing does not occur, the termination of this Agreement.

22.    Confidentiality.

22.1    The parties agree that, except as expressly provided in this Section 22.1, they will not disclose the contents of this Agreement or any agreement contemplated hereby or executed by the parties prior to the Effective Date other than the Leases to any third parties without the consent of the other party, except as may be required or, based on the advice of counsel, advisable to ensure compliance with any applicable laws, rules or regulations of any governmental or regulatory authority or regulatory agency having jurisdiction over such party; provided that the disclosing party has given the other party no less than two (2) Business Days’ prior written notice of such intended disclosure. Nothing contained in this Section 22.1 shall be construed as prohibiting the parties from disclosing the contents of this Agreement

(A) on a confidential basis to its counsel, accountants, insurance agents, consultants, and other agents, or governmental authorities, (B) with respect to Purchaser, to parties from which it is seeking financing or equity investment including their agents, representatives and rating agencies, or (C) with respect to Seller, any existing lender or mortgagee. Without in any way limiting the foregoing, Purchaser agrees that any and all materials and information provided by Seller or made available to Purchaser, including, without limitation, the Information and the Due Diligence Materials, shall be kept strictly confidential in accordance with the terms of this Section 22.1. The provisions of this Section 22.1 shall survive the termination of this Agreement until the applicable Survival Date set forth in Section 26.1.

23.    Public Disclosure; Press Releases.

23.1    Prior to the Closing, Seller and Purchaser each agree that it will not issue any press release, advertisement or other public communication with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, (i) Seller and Purchaser shall each have the right to make any filings or issue any press releases, advertisements, or other public communications required by applicable laws, rules or regulations of any governmental or regulatory authority or regulatory agency without the prior written consent of the other party hereto, (ii) Seller and Purchaser each may make an announcement to, or otherwise communicate with, its direct and indirect investors, employees and owners regarding this Agreement and/or the transactions contemplated herein, without the consent of the other party, provided such announcements or communications do not include the economic or other material terms of the transaction contemplated by this Agreement or the Leases, or any financial information regarding Seller, and (iii) Seller shall have the right to make any filings or issue any press releases, advertisements, or other public communications as made or issued in the ordinary course of Seller’s business without the prior written consent of Purchaser. At or prior to the Closing, upon request of either party, the parties shall reasonably agree upon a joint press announcement of this transaction.

24.    Further Assurances.

24.1    The parties agree to do such other and further acts and things, and to execute and deliver such instruments and documents, as either may reasonably request from time to time, on or after the Closing Date, in furtherance of the purposes of this Agreement. The provisions of this Section 24.1 shall survive the Closing until the Survival Date set forth in Section 26.1.

25.    Miscellaneous.

25.1    This Agreement, the Exhibits and the Schedules attached hereto, together with the Seller’s Documents and the Purchaser’s Documents, constitute the entire agreement between the parties with respect to the subject matter hereof, and all understandings and agreements heretofore or simultaneously had between the parties are merged in, superseded by and contained in this Agreement.

25.2    No waiver by any party to any breach hereunder shall be deemed a waiver of any other or subsequent breach.

25.3    This Agreement may not be altered, amended, changed, waived, discharged, terminated or modified in any respect or particular unless the same shall be in writing and signed by or on behalf of the party to be charged therewith; and any consent, waiver, approval or authorization shall be effective only if signed by the party granting such consent, waiver, approval or authorization.

25.4    Subject to the provisions of Section 25.8, this Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, executors, administrators and successors and permitted assigns.

25.5    This Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof.

25.6    This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of laws, except as to real property matters directly relating to the Property, which matters shall be governed by the laws of the State in which the Property is located. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

25.7    This Agreement (or any memorandum hereof) may not be recorded by Purchaser and any recordation thereof shall be deemed a material default under this Agreement.

25.8    Purchaser may not directly or indirectly assign or transfer this Agreement or any of its rights hereunder without Seller’s prior written consent in each instance, which consent may be granted or withheld in Seller’s sole and absolute discretion. No consent given by Seller to any assignment shall be construed as a consent to any other assignment, and any unpermitted assignment made by Purchaser shall be void. Notwithstanding the foregoing, Purchaser may, without Seller’s consent, assign this Agreement to an entity under common control with Purchaser provided Seller receives a written assignment and assumption of this Agreement at least ten (10) days prior to the Closing, provided, however, that such assignment and assumption shall not relieve Purchaser of its obligations hereunder. In addition, Purchaser may direct that title to the Property be transferred at the Closing to a Delaware statutory trust (a “DST”) that is one hundred percent (100%) controlled by Purchaser and is owned up to one hundred percent (100%) by non-controlling third-party investors, and, in connection therewith, Purchaser may interpose a “master lease” between the Lease for each individual Property and the fee interest in such Property (a “Master Lease”) under which the DST will be the landlord and an entity one hundred percent (100%) owned and controlled by CAI Investments, LLC, an affiliate of Purchaser, will be the tenant, provided that (A) Seller receives such direction in writing prior to the Due Diligence Date, and (B) (i) no such Master Lease shall increase or otherwise modify Seller’s (as tenant under the applicable Lease) obligations or diminish Seller’s (as tenant under the applicable Lease) rights under such Lease, (ii) the formation of such Master Lease structure shall be at Purchaser’s and the DST’s sole cost and expense, and (iii) Seller shall enter into the Tenant Recognition Agreement with the DST, as landlord under the Master Lease, (A) confirming that such Lease will not be disturbed upon the termination of the Master Lease and that such Lease will continue as a direct lease between Seller and the DST, (B) confirming that Tenant’s Right of First Refusal (as defined in the Lease) shall apply to the DST’s transfer of its interest in the Property as provided in the Lease, and (C) shall otherwise be reasonably acceptable to Seller and the DST.

25.9    The captions, Section and Article titles and Exhibit and Schedule names contained in this Agreement are for convenience and reference only and shall not be used in construing this Agreement.

25.10    The Exhibits and Schedules attached hereto are hereby made part of this Agreement.

25.11    The terms “hereof,” “herein,” and “hereunder” and words of similar import, shall be construed to refer to this Agreement as a whole, and not to any particular article or provision, unless expressly so stated. All words or terms used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. For the purposes of this Agreement, and without intending to expand the meaning of the phrase “commercially reasonable efforts”, the parties hereto acknowledge that commercially reasonable efforts will not be interpreted as requiring the initiation or settlement of litigation, disproportionate payouts to any partners, or the payment of money (other than usual and customary expenses associated with negotiating and closing transaction of the nature set forth herein).

25.12    For the purposes of this Agreement, “knowledge” with respect to or matters “known” by (a) Seller shall mean matters as to which the following individual has actual, present and personal knowledge without any independent investigation or any duty or responsibility to make any inquiry, review or investigation: Robert Burnette; and (b) Purchaser shall mean matters as to which the following individuals have actual, present and personal knowledge without any independent investigation or any duty or responsibility to make any inquiry, review or investigation: Christopher Beavor. Actual knowledge shall not be deemed to exist merely by assertion by Purchaser or Seller of a claim that any of the foregoing persons should have known of such facts or circumstances, if such person did not have actual knowledge thereof. The individuals named in this Section 25.12 shall have no personal liability pursuant to this Agreement.

25.13    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Each party may rely upon a facsimile or other electronic counterpart (including “.pdf”) of this Agreement or any instrument delivered in connection herewith signed by the other party with the same effect as if such party had received an original counterpart signed by such other party.

25.14    If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid or unenforceable, the remainder of this Agreement or the application of such provision to the Person or circumstance other than those in respect of which it is invalid or unenforceable, except those provisions which are made subject to or conditioned upon such invalid or unenforceable provisions, shall not be affected thereby.

25.15    The submission of this Agreement to Purchaser does not create a binding obligation on the part of Seller. This Agreement shall not be binding on Purchaser or Seller until Purchaser has signed this Agreement and delivered the signed Agreement and the Deposit to Seller and a counterpart hereof executed by Seller has been delivered to Purchaser.

25.16    If any party obtains a judgment against any other party by reason of breach of this Agreement, reasonable attorneys’ fees and disbursements as fixed by the court shall be included in such judgment.

25.17    Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is not a Business Day, in which case the period shall be deemed to run until the end of the next day which is a Business Day.

25.18    Whenever two or more parties constitute Purchaser, all such parties shall be jointly and severally liable for performing Purchaser’s obligations hereunder. Whenever two or more parties constitute Seller, all such parties shall be jointly and severally liable for performing Seller’s obligations hereunder.

25.19    The following terms used but not otherwise defined herein shall have the following meanings:
25.19.1    “Business Day” shall mean any day other than a Saturday, Sunday or bank holiday in the City of New York, State of New York.

25.19.2    “Person” shall mean any individual, corporation, limited liability company, limited partnership, general partnership, association, joint stock company, joint venture, estate, trust (including any beneficiary thereof), unincorporated organization, government or any political subdivision thereof, governmental unit or authority or any other entity.

25.19.3    “Taxes” shall mean any federal, state, local or foreign, real property, personal property, sales, use, room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any governmental or regulatory authority on Seller with respect to the Property, including, without limitation, any interest, penalty or fine with respect thereto, but expressly excluding any federal, state, local or foreign income, capital gain, gross receipts, capital stock, franchise, profits, estate, gift or generation skipping tax, transfer, documentary stamp, recording or similar tax, levy, charge or fee incurred with respect to the transaction described in this Agreement.

25.20    State-Specific Required Provisions.

25.20.1    Radon Gas. As required by Florida statute, the following notification is provided:
“RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.”

26.    Survival.

26.1    The acceptance by Purchaser of the Deeds and assignments referred to in Article 12 shall be deemed to be an acknowledgment, for all purposes, of the full performance and discharge of every representation, agreement and obligation on the part of Seller to be performed by it pursuant to the provisions of this Agreement, except for the following provisions which are to survive the Closing until the Survival Date and any other provisions of this Agreement which are specifically stated to survive the Closing. The “Survival Date” shall mean the following with respect to the Articles or Sections set forth below:

Article or Section	Survival Period
Section 6.2 (second to last sentence only) (No Representation Regarding Due Diligence Materials)	Indefinitely
Section 6.3.1 (Purchaser Investigation Indemnity)	Indefinitely
Section 6.4 (Purchaser Return of Information Indemnity)	Indefinitely
Article 7 (Expenses)	Indefinitely
Section 9.1 (Seller’s Representations)	3 months
Section 9.3 (Limitations on Seller’s Representations)	Indefinitely
Article 10 (Purchaser’s Representations)	Indefinitely
Section 11.2 (Release)	Indefinitely
Section 18.4 (Defaults Discovered Post-Closing)	Indefinitely
Article 21 (Brokers)	Indefinitely
Article 22 (Confidentiality)	Indefinitely
Article 24 (Further Assurances)	3 years
Section 26.1 (Survival)	Indefinitely
Article 27 (Tax Contests)	Indefinitely
Article 28 (Waiver of Jury Trial)	Indefinitely

26.2    Notice of any claim made by Purchaser or Seller on the basis of a breach of a provision of this Agreement which survives the Closing shall be given on or before the applicable Survival Date. In the event that either party shall fail to give such notice prior to the applicable Survival Date, such party shall be deemed to have waived all claims in connection with any such provision. Any litigation with respect to such claim shall be commenced within thirty (30) days after the applicable Survival Date. Time shall be of the essence with respect to giving notice hereunder and commencing any litigation.

26.3    The provisions of this Article 26 shall survive the Closing until the Survival Date set forth in Section 26.1.

27.    Tax Contests.

27.1    Taxes. Seller shall retain the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period whether prior to or following the Closing Date, subject to the terms and conditions of the Leases, and shall be entitled to any refunds or abatements of Taxes for such periods awarded in any such proceedings.

27.2    Cooperation. Seller and Purchaser shall use commercially reasonable efforts to cooperate with the party contesting the Taxes (at no cost or expense to the party not contesting the Taxes other than any de minimis cost or expense or any cost or expense which the contesting party agrees in writing to reimburse) and to execute and deliver any documents and instruments reasonably requested by the party contesting the Taxes in furtherance of the contest of such Taxes.

27.3    Survival. The provisions of this Article 27 shall survive the Closing until the Survival Date set forth in Section 26.1.

28.    Waiver of Jury Trial.

28.1    TO THE EXTENT PERMITTED BY APPLICABLE LAW, PURCHASER AND SELLER HERETO SHALL, AND THEY HEREBY DO, INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF PURCHASER AND SELLER HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT AND/OR ANY CLAIM OR INJURY OR DAMAGE RELATED THERETO. The provisions of this Section 28.1 shall survive the Closing until the Survival Date set forth in Section 26.1.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:
W.S. BADCOCK CORPORATION,
a Florida corporation

By:	/s/ Robert B. Burnette
Name:	Robert B. Burnette
Title:	President

PURCHASER:
CAI INVESTMENTS SUB SERIES 100, LLC,
a Delaware statutory trust

By:	/s/ Christopher Beavor
Name:	Christopher Beavor
Title:	Manager

[Signature Page to Purchase and Sale Agreement]

CONSENT OF ESCROW AGENT:
FIRST AMERICAN TITLE INSURANCE COMPANY (“Escrow Agent”) hereby agrees to: (i) accept and carry out the escrow instructions set forth in this Agreement, (ii) carry out the responsibilities of Escrow Agent as provided in this Agreement; and (iii) be bound by this Agreement in the performance of its duties as Escrow Agent.

DATED: April 26, 2022 FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Erin Tahany
Name:	Eric Tahany
Title:	Title & Escrow Operations Manager

[Signature Page to Purchase and Sale Agreement]